Exhibit 10.59

EXECUTION VERSION

SITE WORK AGREEMENT

between

RED RIVER ENVIRONMENTAL PRODUCTS, LLC

Owner

and

BE&K CONSTRUCTION COMPANY, LLC

Contractor

January 23, 2009

List of Annexes

Annex 1:	Scope of Work

Annex 2:	Special Payment and Security Provisions

Annex 3:	Site Work Subcontracts

Page i

SITE WORK AGREEMENT

This SITE WORK AGREEMENT (this “Site Work Agreement”) is entered into as of the 23rd day of January, 2009, by and between Red River Environmental Products, LLC, a Delaware limited liability company (“Owner”), and BE&K Construction Company, LLC, a Delaware limited liability company (“Contractor”). Owner and Contractor are sometimes collectively referred to herein as the “Parties.” Capitalized terms used but not defined herein will have the meaning set forth in the Preliminary EPC Agreement (defined below).

W I T N E S S E T H:

WHEREAS, Owner is developing, constructing and intends to operate and maintain the Project located at the Project Site in order to produce activated carbon and electricity from the processing of lignite coal;

WHEREAS, Owner and Contractor are parties to an Engineering, Procurement and Construction Agreement dated as of January 29, 2008 (the “Preliminary EPC Agreement”) pursuant to which the Parties agreed upon the terms and conditions for providing certain preliminary engineering, design and long lead procurement activities and certain terms and conditions to be included in the Full EPC Agreement and this Site Work Agreement;

WHEREAS, the Parties entered into a Letter Agreement, dated as of August 15, 2008, as supplemented by a Supplemental Letter Agreement, dated as of August 25, 2008 (collectively, the “Letter Agreement”), providing for the performance of certain procurement services for the Project, to include procurement of certain site work and other related services;

WHEREAS, the Parties entered into an Amended and Restated Engineering, Procurement and Construction Agreement dated as of September 8, 2008 (the “Full EPC Agreement”) providing for the performance of certain engineering, design, procurement, construction, construction management, testing, commissioning and related services for the Project;

WHEREAS, pursuant to this Site Work Agreement, the Parties intend to amend the Preliminary EPC Agreement so as to provide for the performance of certain site work and other related services described in the Preliminary EPC Agreement, commenced pursuant to the Letter Agreement;

WHEREAS, the Parties desire for this Site Work Agreement to be the complementary amendment to the Preliminary EPC Agreement, such that the Full EPC Agreement and this Site Work Agreement reflect the complete agreement of the Parties and explicitly replace the Preliminary EPC Agreement and the Letter Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1

GENERAL

1.1 Preliminary EPC Agreement. Unless specifically amended or excluded pursuant to the provisions below, the provisions of the Preliminary EPC Agreement relating to “Phase 1” shall be applicable to and govern the performance of the Site Work (defined below) under this Site Work Agreement.

1.2 Scope of Work. The Scope of Work to be performed pursuant to this Site Work Agreement shall be as set forth in Annex 1 (the “Site Work”).

1.3 Payment for the Site Work; Scheduling of the Site Work.

1.3.1 Payment. Payments for performance of the Site Work to be performed pursuant to this Site Work Agreement shall be made in the same manner as provided for payment of the Phase 1 Work under the Preliminary EPC Agreement, with the exceptions provided in Annex 2. Contractor covenants to use its commercially reasonable good faith efforts in a timely fashion during prosecution of the Site Work (i) to verify the performance of the Subcontractors under the Contractor Subcontracts listed in Annex 3, (ii) to reconcile the estimated costs provided in such Contractor Subcontracts with actual costs incurred pursuant to such Contractor Subcontracts and (iii) to anticipate any cost overruns or underruns pursuant to such Contractor Subcontracts and to provide such information of such overruns or underruns to Owner promptly upon learning of such, in each case no less than the next weekly review meeting. Without limiting the cost-reimbursable structure of this Agreement, Contractor shall provide Owner for Owner’s approval any proposed change under any of the Contractor Subcontracts which change(s), in the aggregate and as may be presented by Contractor to Owner from time to time, may cause the aggregate amount for which Owner shall reimburse Contractor for costs Contractor incurs under the Contractor Subcontracts to exceed the Owner’s target cost of Nine Million Six Hundred Thirty-six Thousand Four Hundred Twenty-three dollars ($9,636,423). The Parties acknowledge this figure is not a lump sum amount, but rather is the target amount set by Owner for the Site Work. The Parties acknowledge that Owner has the right to reasonably reject any proposed scope of work by Subcontractors performing Site Work in order to keep Site Work costs within the said target amount, but once a subcontract has been let, Contractor shall use its best efforts to manage such subcontract to its scope in coordination with Owner with the goal (but not a warranty) that the Site Work will be performed within such cost.

1.3.2 Scheduling. The Site Work shall be performed in accordance with the Project Schedule, as such term is defined in the Full EPC Agreement. Any “Changes” effected under the Full EPC Agreement regarding the Project Schedule shall be deemed Changes hereunder. For purposes of clarity, any requested, directed or required modification of the Project Schedule, as applicable, regarding the Site Work shall be deemed “Changes” under the Full EPC Agreement, and addressed pursuant to the change order provisions thereunder.

1.4 Incorporation of the Site Work. Upon completion of, and payment for, the Site Work performed under this Site Work Agreement, such Site Work shall become part of the “Work” performed under the Full EPC Agreement and shall be subject to the performance test, warranty and all other requirements and obligations of Contractor thereunder. All amounts paid to Contractor under this Site Work Agreement shall be part of the “Total Work Cost”, as such term is defined under the Full EPC Agreement.

1.5 Certain Taxes. Contractor shall be responsible for the administration and timely payment of all “Sales Taxes”, with reimbursement by Owner therefor, and subject to the corresponding terms and conditions pertaining to Sales Taxes and “Taxes,” as each term is defined in the Full EPC Agreement. To fulfill this obligation, Contractor shall submit all required documents pursuant to Appendix L to the Full EPC Agreement that pertain to the Site Work hereunder. Contractor shall remain responsible for “Contractor Taxes,” as such term is defined in the Full EPC Agreement.

1.6 Incorporation by Reference. The provisions of the Preliminary EPC Agreement with respect to Phase 1 are incorporated herein by reference as though restated in their entirety herein, subject only to amendment or supplement as provided in the other Sections of this Site Work Agreement.

ARTICLE 2

MISCELLANEOUS

2.1 Miscellaneous. This Site Work Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Site Work Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof, which may direct the application of the laws of another jurisdiction. For purposes of resolving any Dispute arising under this Agreement, and the Parties hereby submit to the non-exclusive jurisdiction of the courts of the State of New York and the federal district courts, in each case located in New York.

2.2 Assignment/Delegation. Sections 20.2 and 20.17 of the Full EPC Agreement are incorporated herein by reference as though restated in their entirety herein.

2.3 Entire Agreement. This Site Work Agreement, the Full EPC Agreement and those portions of the Preliminary EPC Agreement incorporated herein by reference contain the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous written and oral agreements, proposals, negotiations, warranties, guarantees, understandings and representations pertaining to the subject matter hereof, including the Letter Agreement.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Site Work Agreement to be executed by their duly authorized officers as of the date first written above.

BE&K CONSTRUCTION COMPANY, LLC		RED RIVER ENVIRONMENTAL PRODUCTS, LLC

		By:	Crowfoot Development, LLC, its sole member

By:	/s/ T. W. Vaughn	By:	/s/ C. Jean Bustard
Name:	T. W. Vaughn	Name:	C. Jean Bustard
Title:	President	Title:	Manager

ANNEX 1

Scope of Work

A limited amount of construction will be required to ensure: (a) stormwater controls are in place, (b) Project Site access, laydown and other areas are prepared for construction of the Project (c) the MHF foundations are in place, according to specifications and (d) the Project Site and MHF foundations are otherwise ready for MHF erection and construction of the balance of the Project in accordance with Project Schedule “Milestones” established under the Full EPC Agreement.

Contractor shall provide the construction-related activities listed below with detailed scope specified in the drawings and specifications that have been reviewed by Owner and released-for-construction by Contractor and as will be generated, reviewed and released-for-construction pursuant to Contractor’s continuing obligations hereunder. Contractor home office management and support, field supervision, and temporary facility costs (excluding Subcontractor costs) for the limited construction activities are included in the Phase 1 Not-to-Exceed Price.

•	Mobilization to Project Site.

•

Establish access roads, including temporary construction access at the northwest corner of the Project Site and two access roads from the Project Site to Parish Road 604, temporary construction utilities, construction trailers and facilities, Project Site security, fencing, and laydown areas.

•	Stormwater controls installed in accordance with “Storm Water Pollution Prevention Plan.”

•

Project Site earthwork including rough site grading and mass excavation, backfill, compaction, and soil stabilization as required to prepare the Project Site for installation of building and equipment foundations, including MHF foundations. Owner may elect to include additional earthwork based on cost and schedule analysis and recommendations provided by Contractor.

•	Surveying as required to support the Site Work, establish elevations and grades, and confirm earthwork quantities.

•	Installation of underground utilities as required to support construction of MHF foundations and provide for start of MHF installation.

•	Installation of pilings for the MHF foundations.

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•	Installation of the four (4) MHF foundations

•

Inspection, testing, and reporting for the scope identified above, including independent inspection and testing in accordance with Contractor’s “Quality Assurance Program” established pursuant to the Full EPC Agreement and construction specifications released-for-construction.

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ANNEX 2

Special Payment and Security Provisions

1. On August 15, 2008, Owner caused that certain letter of credit, number 1436 dated August 15, 2008 issued by Colorado Business Bank and in the stated amount of four million dollars ($4,000,000.00) (the “LOC”) to be provided to Contractor in connection with the issuance of a purchase order for procurement of the PCC Afterburner and Waste Heat Boiler (the “Early Order Equipment”). On August 25, 2008, Owner caused the LOC’s stated amount to be increased to six million six hundred thousand dollars ($6,600,000.00) in connection with issuance of a purchase order for procurement of certain site work and site work-related services to be performed by Contractor’s Subcontractors, which site work and site work-related services constitute the Site Work under this Site Work Agreement. Pursuant to the Full EPC Agreement, Owner is obligated, on or before September 30, 2008, to provide to Contractor the “Pre-Financial Closing Letter of Credit,” as such term is defined in the Full EPC Agreement, with a maximum stated amount of twenty-one million three hundred fifty thousand Dollars ($21,350,000), with the stated amount thereof also to be increased or decreased to ensure that the then-current balance of the stated amount is sufficient to pay all amounts foreseeably due Contractor in the event of an Owner payment default (including, without limitation, cancellation charges under Contractor Subcontracts) under this Site Work Agreement or the Full EPC Agreement prior to “Financial Closing,” as such term is defined in the Full EPC Agreement. By separate letter agreement, Contractor agreed to deem Owner’s obligations to provide the Pre-Financial Closing Letter of Credit discussed above satisfied if Owner provides letters of credit, which, in the aggregate, are of a stated amount sufficient to pay all amounts foreseeably due Contractor in the event of an Owner payment default under this Site Work Agreement and/or the Full EPC Agreement, prior to Financial Closing; provided, however, that the issuer of each such letter of credit shall be a Qualified Security Provider, as such term is defined under the Full EPC Agreement.

2. The LOC will be subject to a draw by Contractor in any of the following events in an amount necessary to satisfy the obligation giving rise to such draw:

a) An invoice by Contractor for payment of amounts due for Early Order Equipment under the Early Order Equipment purchase orders has not been paid in full by Owner when due according to such invoice;

b) An invoice by Contractor for payments of amounts due for the Site Work under the Site Work subcontracts has not been paid in full by Owner when due according to such invoice;

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c) Financial Closing has not occurred and a replacement or amended letter of credit has not been delivered to Contractor in substitution for the LOC and/or Pre-Financial Closing Letter of Credit, in each case, by July 21, 2009;

d) An Owner payment default has occurred under the Full EPC Agreement prior to the Financial Closing (with the draw to be in an amount, and only to the extent necessary, to immediately recover the amount of outstanding unpaid and undisputed Contractor invoices); or

e) At any time Contractor has a right to terminate the Full EPC Agreement prior to Financial Closing (with the draw to be in an amount, and only to the extent necessary, to secure funds for payment of termination payment amounts due Contractor under the Full EPC Agreement).

3. The Pre-Financial Closing Letter of Credit is to be in effect until the earlier of July 31, 2009 or Financial Closing. Contractor is entitled to draw the full stated amount if Financial Closing has not occurred by July 15, 2009 and Owner has not further extended either the letter of credit then in place or replaced the same by July 21, 2009, which amount shall be held in escrow by Contractor and applied only, and to the extent permitted in connection with, one of the other draw conditions thereunder.

4. All invoices for the Early Order Equipment and Site Work must be paid in full when due. There is no right of Owner to withhold amounts properly invoiced and directly related to procurement of any Early Order Equipment or Site Work, as evidenced by such Early Order Equipment vendors’ and Site Work Subcontractors’ invoices to Contractor. If Owner disputes whether an invoice is properly payable, Owner may withhold payment thereunder and proceed with dispute resolution procedures, as set forth in the Preliminary EPC Agreement, and Owner will hold Contractor harmless for costs or liabilities incurred by Contractor resulting from such dispute resolution activities as and to the extent such dispute is resolved in Contractor’s favor.

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ANNEX 3

Site Work Subcontracts

1.	Temporary Electrical Supply and 13.8 Feeder

2.	Potable Water Supply

3.	Mass excavation, roads, site grading, drainage, and fencing

4.	Auger cast pile (for MHF foundations)

5.	MHF foundation

6.	Security service (prior to January 1, 2009)

7.	Third party testing related to the Site Work

8.	Surveying to support Site Work

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